Exhibit 99.1

For Immediate Release	March 19, 2007
Crown Crafts, Inc. Announces Move to NASDAQ Capital Market
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) announced today that its application for listing of its common stock on The NASDAQ Capital Market (“NASDAQ”) has been approved. The Company will begin trading on NASDAQ under the symbol “CRWS” when the market opens today, March 19, 2007.
E. Randall Chestnut, Chairman, President and CEO of Crown Crafts, said, “We are proud to be moving to The NASDAQ Capital Market, created for companies that meet stringent financial listing requirements. This is an exciting and significant event in the life of our Company. NASDAQ attracts growth companies from across all industry sectors, and we look forward to being a part of this exciting market.”
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Olivia Elliott
(225) 647-9124